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                                                                      EXHIBIT 99

UNIROYAL TECHNOLOGY CORPORATION



                         UNIROYAL TECHNOLOGY CORPORATION
                AGREES TO SELL HIGH PERFORMANCE PLASTICS SEGMENT
                             TO SPARTECH CORPORATION

         Sarasota, FL, December 27, 1999 - Uniroyal Technology Corporation (NASDAQ/NMS:UTCI) announced today that it has entered into an agreement to sell to Spartech Corporation (NYSE:SEH) substantially all the assets of its High Performance Plastics segment. The proceeds from the sale are expected to approximate $217.5 million.

         Howard R. Curd, Chairman and Chief Executive Officer of Uniroyal Technology Corporation noted, "The sale of the High Performance Plastics segment strategically repositions our Company and allows us to focus on our remaining businesses with a particular emphasis on our Optoelectronics segment where we have strong growth expectations. We will use the proceeds from this sale to retire debt and quickly expand our technology base."

         The Company recently began producing high brightness light emitting diodes (HB-LEDs) at its state-of-the-art 77,000 square foot manufacturing facility in Tampa, Florida. The market demand for HB-LEDs remains exceptional and the Company recently announced plans to double the capacity for high brightness blue and green colors. The additional capacity will be in place in June. HB-LEDs are forecasted by industry data sources to grow 35% annually in units for the foreseeable future.

         It is anticipated that the sale, which is subject to necessary consents and approvals, should close on or before February 29, 2000.

         Uniroyal Technology has four business segments: Optoelectronics, High Performance Plastics, Coated Fabrics and Specialty Adhesives. Some of the Company's well-known brand names and products include epitaxial wafers, package ready dies and lamps for LEDs in its Optoelectronics segment, ROYALITE(R) thermoplastics products, POLYCAST(R) acrylic products, VIPLEX and HAPPEL in fabrication of parts for the marine industry, NAUGAHYDE(R) coated fabrics, and SILAPRENE(R) and GUNTHER ULTRA/BOND(TM) in adhesives.

         The Company's stock and warrants trade on the NASDAQ/NMS under the symbols UTCI and UTCIW, respectively.


           Statements made herein that are forward-looking in nature within the meaning of the Private Securities Litigation Reform Act of 1995 are subject to risks and uncertainties that could cause actual results to differ materially. Such risks and uncertainties include, but are not limited to, those related to business conditions and the financial strength of the various markets served by the Company, the level of spending for such products and the ability of the Company to successfully manufacture and market its products and close of the aforementioned sale.